Exhibit 10.34

TECHNOLOGY PURCHASE AGREEMENT

THIS AGREEMENT, dated as of August 27, 2003, by and among MedicalCV, Inc., a Minnesota corporation (“MedicalCV”) and LightWave Ablation Systems, Inc., a North Carolina corporation (“LightWave”), Gregory Brucker (Brucker), and Robert Svenson M.D. (“Svenson”).

RECITALS

•                                          LightWave has developed technology relating to a catheter/probe (the “Product”) used for purposes of delivering laser energy to the epicardial surface (or epicardium) of the heart for treatment of atrial fibrillation (the “Technology”), aspects of which have been disclosed by LightWave to MedicalCV in a draft of a provisional patent application attached hereto as Exhibit A.

•                                          LightWave desires to sell to MedicalCV its entire right and interest in the Technology and in all intellectual property relating thereto relating to the treatment of atrial fibrillation (the “Transaction”).

•                                          MedicalCV desires to acquire all of LightWave’s right and interest in all tangible and intangible property relating to the Technology, including, but not limited to, all documentation, rights and patents, patent applications, improvements, designs, works of authorship, trade secrets and other intellectual property related to the Technology and any Product which utilizes the Technology, all on the terms set forth in this Agreement.

•                                          To induce MedicalCV to enter into this Agreement, Brucker and Svenson agreed to be bound by certain covenants set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1.

THE TRANSACTION

1.1                                 Definitions.  The following terms used in this Agreement shall have the meanings set forth respectively:

(a)                                  “Acquired Assets” has the meaning set forth in Section 1.2.

(b)                                 “Affiliate” means any person, firm or entity which directly or indirectly controls, is controlled by or is under common control with or is an employee of a party to whom reference is made.  The term “control” shall mean the ownership of 10% or more of the beneficial interest in the entity referred to.

(c)                                  “Agreement” means this limited asset purchase agreement, together with all Exhibits and Schedules attached hereto and the separately prepared Disclosure Schedules.

(d)                                 “Closing” has the meaning set forth in Section 2.1.

(e)                                  “Closing Date” has the meaning set forth in Section 2.1.

(f)                                    “Commercial Sale” means a sale of the Product to an unrelated party such as a distributor, end-user customer such as a hospital or other healthcare provider.  Commercial Sale does not include the distribution of the Product as a sample or for evaluation purposes, or for use in connection with clinical studies.

(g)                                 “Confidential Information” shall mean all proprietary information and materials (whether or not patentable), disclosed by any party to this Agreement to another party, irrespective of the manner in which such information is disclosed, in furtherance of this Agreement including, but not limited to, designs, inventions, the Provisional Application, documentation, Know-How, methodology, techniques, equipment, data, works of authorship, specifications, sources of supply, vendors and customers, as well as the terms and existence of this Agreement (unless the terms and existence of this Agreement shall have been publicly disclosed by MedicalCV).

(h)                                 “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

(i)                                     “Disclosure Schedules” means those disclosure schedules, signed and delivered by LightWave to MedicalCV concurrently with the execution and delivery of this Agreement.

(j)                                     “Encumbrance” means any charge, claim, right, covenant, community property interest, condition, reservation, equitable interest, lien, mortgage, indenture, deed of trust, license, warrant, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(k)                                  “Governmental Authority” means any federal, state, municipal, domestic, or foreign court, tribunal, or agency, department, board, instrumentality, commission, or other governmental authority.

(l)                                     “Indemnified Party” has the meaning set forth in Section 7.3.

(m)                               “Indemnifying Party” has the meaning set forth in Section 7.3.

(n)                                 “Intellectual Property” as used in this agreement means any and all proprietary information and rights and data as of the Closing Date in which LightWave has or obtains an interest, which relates to the Technology or the Product including rights in any (i) patent, (ii) patent application, (iii) works of authorship and copyright interests, (iv) trade secret, (v) Know-How, (vi) materials lists, (vii) designs and specifications, models, samples, prototypes, prints (viii) inventors’ notes, laboratory notebooks and records; (ix) tools, dies, murals;  (x) clinical and animal studies records; (xi) vendor lists, (xii) patent files, including drafts of patent applications (including the Provisional Application), patent counsel opinions and correspondence and patent office correspondence, and (xiii) any other documentation or proprietary information relating to the Technology.

(o)                                 “Know-How” as used in this Agreement shall mean all information, including methods, techniques, formulae, designs, studies, marketing methods, data, processes, prototypes, designs, or specifications in which LightWave has or obtains an interest that relate to the Technology, products integrating the Technology, the manufacture of products using the Technology and the subject matter in patents on any aspect of the Technology developed prior to the Closing Date, either solely or jointly with others, including employees, agents or consultants of LightWave.

(p)                                 “Knowledge” of (i) an Brucker means the Brucker’s actual knowledge and all knowledge that such Brucker would reasonably be expected to have if he or she duly performed his or her duties as an officer, director, manager, consultant or employee, as the case may be, with due care and made reasonable and diligent inquiry and exercised due care with respect to the matter in question and (ii) an entity or organization shall be deemed to include the Knowledge of an Brucker who is performing his or her duties as an officer, director, manager, a consultant or employee thereof.

(q)                                 “Liabilities” means all direct or indirect indebtedness, liabilities, claims, debts, damages, deficiencies, obligations, undertakings or responsibilities, whether known or unknown, determined or determinable, accrued, fixed or unfixed, choate or unchoate, contingent or absolute, liquidated or unliquidated, future or otherwise, and whether due or to become due.

(r)                                    “License” means any license, permit, authorization, franchise, Order or approval, notification, or required registration with any Governmental Authority or other person.

(s)                                  “Litigation” means any action, suit, claim, demand, Order, investigation or proceeding, at law or in equity, in or before any court or any Governmental Authority, pending or, to LightWave’s Knowledge, Threatened by or against or affecting LightWave or any of the Acquired Assets.

(t)                                    “Loss(es)” means all claims, demands, losses, costs, judgments, awards, expenses, obligations, damages, liabilities, deficiencies, interest including, without limitation, interest, penalties, reasonable attorneys’ fees, whether or not involving a court proceeding, court costs and fees and expenses of investigation.  The amount of a Loss shall bear interest at the rate of eight percent (8%) per annum from the date incurred until paid by offset or otherwise.  Loss shall include any demands, losses, cost, judgments, awards, expenses, obligations, damages, deficiencies, interest, reasonable attorneys fees, court costs and fees and expenses of investigation incurred by MedicalCV or its Affiliates by reason of a claim that the Technology infringes or constitutes a misappropriation of the rights of third parties.

(u)                                 “Net Sales” as used in this Agreement shall be determined by multiplying the number of units of a particular Product sold at the applicable net selling price, only if such Products fall within the scope of any Valid Claim of any Patent issued based upon the Technology, reduced by allowances for cash discounts and other trade and quantity discounts relating to the Product, credits for return to stock of Products, credits given under a warranty of Products, credits for replacement of Products, customary charges for related packaging, shipping, freight and insurance, and any sales, use or excise taxes, tariffs or similar governmental charges (except income taxes), all determined in accordance with generally accepted accounting principles applicable in the United States, consistently applied.  A sale of a product shall not constitute Net Sales if the Product is not within the scope of a Valid Claim.

(v)                                 “Order” means any order, judgment, writ, injunction, award, decree, rule, charge, regulation, or similar action of any Governmental Authority, instrumentality, or body of competent jurisdiction.

(w)                               “Patent” as used in this Agreement shall mean any issued U.S. patent claiming the Technology or any invention or method described or identified as a part of the Intellectual Property.

(x)                                   “Product” means the catheter/probe invention described in the Provisional Application, including any disposable or nondisposable accessories thereto, and any other apparatus incorporating one or more aspects of the Technology.

(y)                                 “Provisional Application” means the draft of a U.S. Provisional Application prepared and delivered by LightWave to MedicalCV and attached hereto as Exhibit A.

(z)                                   “Restricted Business” means directly or indirectly engaging in the development, manufacturing and sale of devices or methods for the treatment of atrial fibrillation through the delivery of laser energy to affect or create lesions to the epicardial surface of the heart; provided, however, that the restricted activity shall not include:  (i) engaging in the practice of medicine, including the treatment of atrial fibrillation by any means and consultation in connection therewith, or other professional activities of physicians such as participation in clinical trials; or (ii) consultation with or employment by an organization or entity that engages in the Restricted Business, provided that the subject of such consultation or work does not involve the development, manufacture and sale of devices or methods for the treatment of atrial fibrillation through the delivery of laser energy to affect or create lesions to the epicardial surface of the heart.

(aa)                            “Taxes” means taxes (except income taxes), tariffs, duties and similar governmental charges paid or payable by MedicalCV or any licensee upon the sale or transfer of the Product, and includes any sales, use or other tax or governmental charge imposed by reason of the transfer of the Technology by LightWave to MedicalCV.

(bb)                          “Technology” means the Intellectual Property and all other proprietary information developed or owned by LightWave that relates to the Product (a catheter/probe containing elements of an optical fiber, coolant passages with or without electrodes for measuring electrical potentials of the heart for the purpose of delivering laser energy to the epicardial surface of the heart for treatment of a condition described as atrial fibrillation).

(cc)                            “Transaction Document”  means, as to any party hereto, any and all agreements, certificates and other instruments expressly contemplated in this Agreement or any Exhibit or Disclosure Schedule to be executed or delivered by or on behalf of such party at or in connection with the Closing hereunder.

(dd)                          “Valid Claim” as used in this Agreement shall mean any claim in an unexpired utility Patent which has not otherwise been held unenforceable, unpatentable or invalid by a court of competent jurisdiction or the U.S. Patent and Trademark office, in an action or proceeding brought or initiated by a party other than MedicalCV or an affiliate thereof, and such holding is unappealable or unappealed within the time allowed for appeal, and which Patent has not been admitted to be invalid or unenforceable through reissue proceedings or disclaimer.

1.2                                 Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, LightWave agrees to sell, and MedicalCV agrees to purchase at Closing, all of LightWave’s right, title and interests in the Technology (collectively, the “Acquired Assets”):

1.3                                 Excluded Assets.  Except for the Acquired Assets, all other assets of LightWave are excluded from this Agreement.

1.4                                 Consideration and Payment Terms.  The consideration to be paid by MedicalCV to LightWave will consist of (a) a standstill payment of 15,000 shares of common stock (receipt of which is hereby acknowledged), (b) cash payments totaling $550,000 (in U.S. Dollars) at Closing or upon reaching the milestones, as described below, (c) the issuance of warrants to purchase common stock of MedicalCV per milestones described below, and (d) earn-out payments based upon net sales of the Product.

(a)                                  Standstill Payment.  MedicalCV has issued LightWave 15,000 shares of MedicalCV common stock upon the signing of a letter of intent dated April 22, 2003 with respect to the Transaction.

(b)                                 Milestone Payments.  MedicalCV will pay to LightWave the aggregate sum of $550,000 as follows:

(1)                                  $10,000 at the Closing of the Transaction;

(2)                                  $15,000 upon the earlier of MedicalCV receiving the CE Mark for the Product, or eighteen (18) months following the Closing Date;

(3)                                  $15,000 upon the earlier of MedicalCV’s completion of a 510(k) filing with the U.S. Food and Drug Administration, or twenty (20) months following the Closing Date;

(4)                                  $125,000 within forty-five days (45) following the first Commercial Sale in the U.S. or Europe to two or more parties, at least one of which is an unrelated party; and

(5)                                  $385,000 within forty-five (45) days following MedicalCV achieving $1,500,000 in cumulative gross product sales of disposables.

(c)                                  Milestone Warrants.  MedicalCV will issue seven-year warrants (“Warrants”) to purchase its common stock, exercisable at an exercise price per share of the average closing price of such stock for the five (5) trading days prior to the day of execution of this Agreement.  If there is no trading during such five-day period, then the exercise price will be the average of the high bid and low asked of prices of the stock during for such period.  The warrants shall be in the form of Exhibit A attached to this Agreement.  These Warrants will be issued in accordance with the following schedule:

(1)                                  Warrants to purchase 25,000 shares upon the Closing;

(2)                                  Warrants to purchase 25,000 shares upon receiving a utility U.S. patent covering the Product;

(3)                                  Warrants to purchase 25,000 shares upon receiving FDA release of the Product for Commercial Sale; and

(4)                                  Warrants to purchase 25,000 shares upon first Commercial Sale.

(d)                                 Earn-Out.  Within sixty (60) days following each fiscal quarter of MedicalCV after the first Commercial Sale, MedicalCV will pay LightWave earn-out payments (the “Earn-Out”) equal to six (6) percent of Net Sales of the Product sold or transferred to an unaffiliated third party, in countries in which MedicalCV obtains patent protection for the Product (where, in each case, the use of such Product in the United States would infringe a Valid Patent issued to MedicalCV) and four (4) percent of net sales in areas where there is no Patent protection for the Product.

(1)                                  If the Company reasonably determines that it is required to license or acquire other technology to be able to practice the Patent or manufacture, license or sell the Product without infringement of rights of others, then the Earn-Out will be reduced to the extent of payments made to third parties as royalties, license fees or other amounts, including amounts paid in settlement of claims of infringement by MedicalCV or its Affiliates, licensees or customers.  Under no circumstance, however, will the Earn-Out be reduced by more than 2 percentage points as a result of such reductions.

(2)                                  Earn-Out payments shall be paid for a period of ten (10) years following the first Commercial Sale, unless MedicalCV terminates its obligations under this Agreement pursuant to Section 9.5.

(3)                                  Commencing with the second year following the first Commercial Sale, MedicalCV shall, subject to Section 9.5, pay to LightWave the following Earn-Out payments (“Minimum Annual Earn-Out Payments”):

Year Following Commercialization	Minimum Annual Earn-Out Payment
2	$50,000
3	$75,000
4	$100,000
5	$200,000
6	$300,000
7	$350,000
8	$350,000
9	$400,000
10	$500,000

1.5                                 Reporting.  Within sixty (60) days after the end of each fiscal quarter of MedicalCV, MedicalCV shall provide to LightWave a report setting forth in reasonable detail the basis for determining the amount of Earn-Out payments due to LightWave for the preceding fiscal quarter.  The report shall include, at a minimum, the following information with respect to the applicable fiscal quarter:

(a)                                  Net Sales of the Product by MedicalCV, its Affiliates and licensees;

(b)                                 The total quantities of the Product sold or otherwise transferred by MedicalCV or any of its Affiliates;

(c)                                  The average gross price invoiced by MedicalCV or any of its Affiliates or licensees; and

(d)                                 The total Earn-Out payments accrued for such fiscal quarterly period.

1.6                                 Audit Rights.  MedicalCV shall maintain accurate records and books of accounts efficient to substantiate the quantities of Product sold.  Upon reasonable notice to MedicalCV, LightWave shall have the right to conduct an audit, but not more than once per calendar year, either itself or through an independent accounting firm, of the quantities of the Product sold, and to examine the records and books of account of MedicalCV in connection therewith.  LightWave shall bear the full cost and expense of such audit, unless a discrepancy in excess of five (5) percent in favor of LightWave is discovered, in which event MedicalCV shall bear the full cost and expense of such audit.

1.7                                 No Assumption of Liabilities.  MedicalCV does not and will not assume, and does not agree to pay or discharge any liabilities, obligations or undertakings of LightWave of any kind or nature whatsoever.

1.8                                 Allocation of Purchase Price.  The Purchase Price shall be allocated among the Acquired Assets in accordance with Schedule 1.6 (Allocation of Purchase Price).  The parties will follow and use such allocation for tax purposes, including without limitation, the filing of all Tax Returns or other related reports required to be filed with any Governmental Authority.

1.9                                 Taxes.  Any Taxes, which may be payable in connection with the sale and transfer of the Acquired Assets shall be paid by LightWave.

1.10                           Employees.  Except as set forth in this Agreement, MedicalCV has not agreed to engage any employee, contractor or consultant to LightWave.  LightWave will be responsible for satisfying any and all claims of its employees as to compensation, accrued benefits, worker compensation claims, termination and severance benefits and any withdrawal liability and vested rights under any employee benefit plans existing or arising as of or following the Closing Date, and in no event shall MedicalCV have any liability or responsibility in respect thereof.

1.11                           Offset of Liabilities.  In the event MedicalCV is or becomes liable for any expense, liability, cost or obligation (other than payment of the purchase consideration set forth in Section 1.3 hereof), or MedicalCV is entitled to a payment or reimbursement from LightWave pursuant to Section 7, or as a result of an award by a court or arbitrator in favor of MedicalCV (collectively, each included within the definition of Loss in 1.1(u) herein), MedicalCV may, in addition to rights of indemnification provided hereunder, be entitled to offset any such Loss against amounts due LightWave by reason of this Agreement, or which MedicalCV elects to pay pursuant to Section 9.5.

1.12                           Bulk Transfer Laws.  To the extent required under applicable law, LightWave will comply with and be responsible for the obligations of MedicalCV and LightWave under the provisions of all applicable bulk transfer laws of all jurisdictions pertaining to the transactions contemplated by this Agreement, including, without limitation, the bulk transfer laws of the State of North Carolina.  LightWave agrees to indemnify and hold harmless MedicalCV and its Affiliates from and against any loss arising out of LightWave’s noncompliance with any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

1.13                           Further Assurances.  LightWave, Brucker and Svenson shall from time to time after the Closing, without further consideration, execute and deliver such instruments of transfer, conveyance and assignment (in addition to those delivered pursuant to Section 2.2), and shall take such other action, as MedicalCV may reasonably request to more effectively transfer, convey and assign to and vest in MedicalCV, and to put MedicalCV in actual possession and control of, the Acquired Assets.

SECTION 2.

THE CLOSING

2.1                                 Time; Place and Date.  The closing of the transactions contemplated under this Agreement (the “Closing”) shall occur at the offices of MedicalCV’s counsel, Briggs and Morgan, P.A., 2200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on August     , 2003, unless a different date, time or place is mutually agreed upon by the parties (such date and time of the Closing referred to as the “Closing Date”).  All actions to be taken at the Closing as hereinafter set forth, and all documents and instruments executed and delivered, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all actions required to be taken in connection with the Closing have been completed.

2.2                                 Instruments of Transfer.  At the Closing, LightWave shall deliver to MedicalCV such instruments of transfer, assignment and conveyance, including (without limitation) bills of sale, transferring all interests and title in and to the Acquired Assets to MedicalCV, as may reasonably be requested by MedicalCV.  Such instruments shall include all documents required from persons who may be deemed inventors of the Technology and all documents necessary or desirable for the filing of patent application.  Such instruments shall be reasonably satisfactory in form and substance to MedicalCV and its legal counsel and shall vest in MedicalCV ownership of all the Acquired Assets, free and clear of all Encumbrances.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF LIGHTWAVE

LightWave represents and warrants to MedicalCV that the statements contained in this Section 3 are true and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

3.1                                 Organization and Qualification.  LightWave is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina with full corporate power and authority to execute, deliver and fully perform its obligations under this Agreement.

3.2                                 Authority of LightWave.  The execution, delivery, and performance by LightWave of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action required on LightWave’s part.  No further corporate authorization or any other authorization, consent or approval by any Governmental Authority or by any other person is necessary with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents by LightWave.

3.3                                 Enforceability.  This Agreement and all Transaction Documents are valid, binding and enforceable in accordance with their terms upon LightWave, subject to limitations that may result from bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditor’s rights and limitations on the remedy of specific performance and other forms of equitable relief.

3.4                                 Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach or default under any provision of the articles of incorporation or bylaws of LightWave, (ii) violate any constitution, statute, regulation, rule, Order, or other restriction of any Governmental Authority to which LightWave is subject or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require or receive any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which LightWave is a party or by which it is bound or to which any of LightWave’s assets is subject.  LightWave does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

3.5                                 Ownership of Acquired Assets.  All Acquired Assets are owned by LightWave, free and clear of all Encumbrances.

3.6                                 Intellectual Property.  LightWave has conducted a reasonable investigation concerning the Intellectual Property and represents and warrants that:

(a)                                  To the best of its knowledge, no other parties have any rights to the Technology or Intellectual Property of LightWave described in this Agreement and to be conveyed to MedicalCV pursuant hereto; that LightWave has taken all proper and adequate steps to ensure the continued proprietary nature of all Intellectual Property related to the Technology and nothing has transpired that would compromise or call into question the proprietary nature of the Intellectual Property; that LightWave has the full right, power and authority to enter into this Agreement and, to the best of its knowledge, has the right to convey such Intellectual Property to MedicalCV; and LightWave represents and warrants that LightWave has the full right, power and authority to perform the services required hereunder.

(b)                                 The trade secrets included in the Intellectual Property and Know-How are the property of LightWave.

(c)                                  The Intellectual Property Rights are owned by LightWave free and clear of any Encumbrance;

(d)                                 To the best of its knowledge, products made within the scope of claims of the Provisional Application can be manufactured, sold and used in the United States without infringing upon any valid US Patent, but no representation, warranty or guaranty is made that any US Patent will issue for any invention disclosed as a part of the Intellectual Property, including the Provisional Application; and

(e)                                  All former and current employees of, and consultants to, LightWave have executed written Contracts with LightWave that assign to LightWave all rights to any inventions, improvements, discoveries, or information relating to LightWave’s Business, and no employee or consultant LightWave has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than LightWave.  The inventors of Technology are Brucker and Svenson.

(f)                                    Patents.

Disclosure Schedule 3.6 (Intellectual Property) contains a complete and accurate list and summary description of patent application drafts and disclosures.  LightWave is the owner of all right, title, and interest in the Provisional Application and invention disclosed therein.

(g)                                 Copyrights.

(1)                                  Disclosure Schedule 3.6 (Intellectual Property) contains a complete and accurate list and summary description of all works of authorship (“Works”).  LightWave is the owner of all right, title, and interest in and to each of the Works.  At Closing, LightWave will cause each Works to be free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(2)                                  To the best of its knowledge, none of the subject matter of any of the Works infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(h)                                 Trade Secrets.

(1)                                  With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(2)                                  LightWave has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(3)                                  LightWave has good title and ownership or right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to LightWave’s Knowledge, have not been used, divulged (other than to LightWave’s employees), or appropriated either for the benefit of any person or to the detriment of LightWave.  No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

3.7                                 Other Contracts.  Disclosure Schedule 3.7 (Other Contracts) lists all of the following Contracts relating to the Product or the Intellectual Property:

(a)                                  All partnership, joint venture agreements, licenses and all other agreements involving the sharing of profits or revenues from the sale of the Product;

(b)                                 Any agreement of LightWave concerning confidentiality or noncompetition;

(c)                                  Any agreement involving LightWave and its Affiliates; and

if requested by MedicalCV, LightWave will deliver to MedicalCV a correct and complete copy of any of the Other Contracts listed on Disclosure Schedule 3.7 (as amended to date).

3.8                                 Litigation.  There is no Litigation pending or threatened against LightWave or any of the Acquired Assets.  Except as described on Disclosure Schedule 3.8, LightWave is not subject to, and the Acquired Assets are not affected by, any continuing Order, nor is LightWave in default with respect to any Order.

3.9                                 Compliance with Laws.  LightWave has been operating its business in compliance with all federal, state, municipal and other statutes, rules, ordinances and regulations applicable to the operation of its business and the Acquired Assets (including without limitation all environmental protection and occupational safety and health rules, regulations and laws).

3.10                           Finders.  LightWave is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

3.11                           Full Disclosure.  The representations and warranties made under this Section 3 or in any Disclosure Schedules or certificates furnished to MedicalCV pursuant hereto do not and will not contain any untrue statement of a fact or omit to state a fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF MEDICALCV

MedicalCV represents and warrants to LightWave that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1                                 Organization and Qualification.  MedicalCV is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to execute, deliver and fully perform its obligations under this Agreement.

4.2                                 Authority of MedicalCV.  The execution, delivery, and performance by MedicalCV of this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action required on MedicalCV’s part.  No further corporate authorization or other authorization, consent or approval by any Governmental Authority or by any other person is necessary with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents by MedicalCV.

4.3                                 Enforceability.  This Agreement and all Transaction Documents are valid, binding and enforceable in accordance with their terms upon MedicalCV, subject to limitations that may result from bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditor’s rights and limitations on the remedy of specific performance and other forms of equitable relief.

4.4                                 Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach or default under any provision of the articles of incorporation or bylaws of MedicalCV, (ii) violate any constitution, statute, regulation, rule, Order, or other restriction of any Governmental Authority to which MedicalCV is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require or receive any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which MedicalCV is a party or by which it is bound or to which any of its assets are subject.  MedicalCV does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

4.5                                 Finders.  MedicalCV is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement.

4.6                                 Financial Statements and Condition.  MedicalCV’s unaudited financial statements, dated as of April 30, 2003, as heretofore furnished to LightWave, fairly present the financial condition of MedicalCV.  MedicalCV has filed all forms, reports and documents required to be filed by it with the SEC since November 21, 2001 and has heretofore made available to the Lender, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002, and (ii) all other forms, reports, registration statements and other documents filed by MedicalCV with the SEC since November 21, 2001 (the forms, reports, registration statements and other documents referred to in clauses (i) and (ii) above being referred to herein, collectively, as the “MedicalCV SEC Reports”).  Since April 30, 2003, except as set forth in the MedicalCV SEC Reports, there has been no material adverse change in the financial condition or assets of MedicalCV.  To the best of Borrower’s knowledge, MedicalCV SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.  LightWave acknowledges or represents that:

(a)                                  It has received and reviewed MedicalCV SEC Reports;

(b)                                 It is able to bear the economic risk of the transaction described in this Agreement;

(c)                                  It understands the risk of investment in MedicalCV;

(d)                                 It has been given access to full and complete information regarding MedicalCV, including the opportunity to meet with officers, ask questions of and receive answers from such officers, and review such documents as it may have requested, and has utilized such access to his satisfaction for the purpose of obtaining information in addition to, or verifying information included in, MedicalCV SEC Reports and other information disclosed by MedicalCV orally or in writing.

(e)                                  Neither the Warrants nor common stock of MedicalCV issuable upon exercise of the thereof (“Shares”) have been registered under the Securities Act or state securities laws; and

(f)                                    The Warrants and Shares are being acquired for its own account and for investment and without the intention of reselling or redistributing the same, and that if LightWave should determine to dispose or transfer the Warrants or Shares, it will not do so without (1) obtaining an opinion of counsel satisfactory to MedicalCV that such proposed disposition or transfer may lawfully be made without registration under the Act, or (2) such registrations are in effect.

SECTION 5.

PRE-CLOSING COVENANTS

5.1                                 Covenants of LightWave Pending Closing.  LightWave covenants with MedicalCV that:

(a)                                  Conduct of Business.  From the date of this Agreement to the Closing Date, LightWave shall maintain and carry on its business in the ordinary and normal manner consistent with past practices.

(b)                                 Access to Information and LightWave’s Employees, Agents and Consultants.  Prior to Closing, LightWave will give to MedicalCV, its counsel, accountants and other representatives, full and free access to all of the properties, books, contracts, commitments, records, employees and consultants of LightWave so that MedicalCV may have full opportunity to make such investigation as it shall desire regarding the Acquired Assets.

(c)                                  Consents and Approvals.  LightWave will use its best efforts to obtain the necessary consents and approvals of other persons which may be required to be obtained on their part to consummate the transactions contemplated by this Agreement.

(d)                                 Bulk Transfer Laws.  To the extent required under applicable law, LightWave will comply with and be responsible for all obligations of LightWave and LightWave under the provisions of all applicable bulk transfer laws of all jurisdictions pertaining to the transactions contemplated by this Agreement, including, without limitation, the bulk transfer laws of the State of North Carolina.

(e)                                  Exclusivity.  LightWave agrees that it shall not enter into any agreements or commitments, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any investment bankers or finders, with respect to the possible sale or other disposition of the Technology, other than with MedicalCV.

(f)                                    No Public Announcement.  LightWave shall not make any public announcement or release of information relative to this Agreement or the Transaction, including the existence thereof, unless a public announcement thereof has first been made by MedicalCV or MedicalCV has consented in writing to such announcement or release.

5.2                                 Covenants of MedicalCV Pending Closing.  MedicalCV covenants with LightWave that:

(a)                                  Consents and Approvals.  MedicalCV will use its best efforts to obtain the necessary consents and approvals of other persons which may be required to be obtained on its part to consummate the transactions contemplated in this Agreement.

SECTION 6.

CONDITIONS TO OBLIGATIONS TO CLOSE

6.1                                 Conditions to Obligation of MedicalCV.  The obligations of MedicalCV under this Agreement shall be subject to the following conditions, any of which may be expressly waived by MedicalCV in writing:

(a)                                  Representations and Warranties True; Covenants Performed.  MedicalCV shall not have discovered any material error, misstatement or omission in the representations and warranties made by LightWave in Section 3; LightWave shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(b)                                 Pre-Acquisition Review.  MedicalCV and its representatives shall have completed and be satisfied with its a pre-acquisition review of the financial information, books and records, and properties and assets of the Business and shall have discovered no change in the Acquired Assets business or prospects of the Affiliates which could, in the sole determination of MedicalCV, have an adverse effect on the value to MedicalCV of the Acquired Assets being acquired hereunder.

(c)                                  Noncompetition and Consulting Agreements.  Brucker and Svenson shall have entered into the Technology Assignment Agreement in the form of Exhibit C and the Proprietary Information and Inventions Agreement in the form of Exhibit D.  Svenson shall have entered into the Technical Assistance Agreement in the form of Exhibit E.  Brucker shall have entered into the Technical Assistance Agreement in the Form of Exhibit F.

(d)                                 No Loss or Damage.  Prior to the Closing there shall not have occurred any loss or damage to any substantial portion of the Acquired Assets.

(e)                                  Delivery of Technology.  LightWave shall have delivered to MedicalCV the Acquired Assets and all documents and instruments required to assign and transfer to MedicalCV the Acquired Assets.

6.2                                 Conditions to Obligations of LightWave.  The obligations of LightWave under this Agreement shall be subject to the following conditions, any of which may be expressly waived by LightWave in writing:

(a)                                  Representations and Warranties True; Covenants Performed.  LightWave shall not have discovered any material error, misstatement or omission in the representations and warranties made by MedicalCV in Section 4, MedicalCV shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(b)                                 Payment of Purchase Price.  LightWave shall have received payment of the Purchase Price due at Closing in accordance with Section 1.3.

6.3                                 Mutual Conditions.  Unless waived in writing by both of the parties hereto, each and every obligation of MedicalCV, on the one hand, and LightWave, on the other hand, to be performed at or upon the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

(a)                                  There being no (i) proceedings which have been brought, asserted, commenced or threatened against MedicalCV or LightWave by any person involving or affecting in any way MedicalCV’s or LightWave’s consummation of the transactions contemplated hereby, or (ii) applicable laws restraining or enjoining, or which may reasonably be expected to nullify or render ineffective, this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a material adverse effect on the Acquired Assets or the operations of LightWave.

(b)                                 MedicalCV and LightWave shall have received evidence, in form and substance reasonably satisfactory to LightWave and MedicalCV, that all consents, waivers, releases, authorizations, approvals, licenses, certificates, and permits to complete the Transaction.

SECTION 7.

INDEMNIFICATION

7.1                                 Indemnification by LightWave.  LightWave agrees to indemnify and hold harmless MedicalCV, its Affiliates and its successors and assigns from and against any and all Losses which are caused by or arise out of (i) any breach or default in the performance by LightWave of any covenant or agreement of LightWave contained in this Agreement, (ii) any breach of a warranty or inaccurate or erroneous representation made by LightWave in this Agreement, any Exhibit or Disclosure Schedule, certificate or other instrument delivered by or on behalf of LightWave pursuant hereto; (iii) any Loss arising from the operations, business or actions of LightWave prior to the Closing; and (iv) any breach by LightWave of a post-closing covenant.

7.2                                 Indemnification by MedicalCV.  MedicalCV agrees to indemnify and hold harmless LightWave, and its Affiliates, successors and assigns from and against any Losses which are caused by or arise out of (i) any breach or default in the performance by MedicalCV of any covenant or agreement of

MedicalCV contained in this Agreement (ii) any breach of a warranty or inaccurate or erroneous representation made by MedicalCV in this Agreement, any Exhibit or in any Disclosure Schedule, certificate or other instrument delivered by or on behalf of MedicalCV pursuant hereto.

7.3                                 Third Party Claims.  Upon receipt by a party eligible for indemnification hereunder (“Indemnified Party”) of notice of any action, proceeding, claim or potential claim (“Claim”) which could give rise to a right to indemnification pursuant to this Section 7, the Indemnified Party shall give the other party responsible for such indemnification (“Indemnifying Party”) prompt written notice describing the circumstances relating to the Claim in reasonable detail (“Claims Notice”); provided, that the failure to provide such Claims Notice will not relieve the Indemnifying Party of its obligations hereunder unless it is actually and materially prejudiced by such failure.  The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party; provided, that any such compromise (i) shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnified Party of any remedy other than monetary damages.  If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability.  In any event, the Indemnified Party shall have the right, at its own expense, to participate in the defense of such asserted liability.  The Indemnified Party shall have the right to control the defense or settlement of that portion of any claim which seeks an Order against the Indemnified Party which could materially interfere with the business, operations, assets or financial condition of the Indemnified Party; provided, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the Indemnified Party shall cooperate with the Indemnifying Party and use its reasonable best efforts to limit the liability of the Indemnifying Party for the damages portion of such claim.  Under no circumstances shall the Indemnified Party or the Indemnifying Party compromise any such asserted liability without the written consent of the other which consent shall not be unreasonably withheld, unless the Indemnifying Party shall have failed or refused to undertake the defense or compromise of any such asserted liability after a reasonable period of time has elapsed following the Indemnifying Party’s receipt of the Claims Notice in accordance with this Section 7.3.

7.4                                 Withholding of Payment.  Upon the occurrence of a Claim and the giving of a Claim Notice to LightWave, MedicalCV may withhold, or set-off against, any consideration to which LightWave may be entitled under this Agreement until such Claim is resolved.  The withholding of any such amount by MedicalCV in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or be a basis for damages in favor of LightWave.

7.5                                 No Election.  Neither the exercise of rights to indemnification or to withhold or set-off amounts due LightWave by MedicalCV, nor its failure to exercise such rights, will constitute an election of remedies or limit MedicalCV in any manner in the enforcement of any other remedies to which it may be entitled; and all remedies of MedicalCV shall be cumulative.

SECTION 8.

TERMINATION

8.1                                 Efforts to Satisfy Conditions.  LightWave agrees to use all reasonable commercial efforts to bring about the satisfaction of the conditions specified Section 6.1, and MedicalCV agrees to use reasonable commercial efforts to bring about the satisfaction of the conditions specified in Section 6.2.

8.2                                 Termination.  This Agreement may be terminated prior to Closing by:

(a)                                  The mutual written consent of LightWave and MedicalCV;

(b)                                 MedicalCV, if a material default shall be made by LightWave in the observance or in the due and timely performance by any of LightWave’s covenants herein contained, or if there shall have been a material breach or misrepresentation by LightWave of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by LightWave at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by MedicalCV in writing;

(c)                                  LightWave, if a material default shall be made by MedicalCV in the observance or in the due and timely performance by MedicalCV of any of its covenants herein contained, or if there shall have been a material breach or misrepresentation by MedicalCV of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by MedicalCV at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by LightWave in writing; or

(d)                                 Either LightWave or MedicalCV, if the Closing has not occurred by September 30, 2003, provided that the failure of the Closing to occur by such date is not due to the breach or default of a material representation or covenant herein contained by the party seeking to terminate this Agreement.

8.3                                 Liability Upon Termination.  If this Agreement is terminated under Sections 8.2 (a) or (d), then no party shall have any liability to any other party hereunder.  If this Agreement is terminated under Sections 8.2(b) or (c), then (i) the party so terminating this Agreement shall not have any liability to any other party hereto, provided the terminating party has not breached any representation or warranty or failed to comply with any of its covenants in this Agreement, and (ii) such termination shall not prejudice the rights and remedies of the terminating party against any other party which has breached any of its representations, warranties or covenants herein prior to such termination.

SECTION 9.

POST-CLOSING COVENANTS

9.1                                 LightWave Technical Assistance.

(a)                                  For a period of one-hundred and twenty (120) days following the Closing Date, LightWave will, without charge, provide reasonable technical support to MedicalCV in connection with any and all aspects of the development, manufacture and Marketing of the Product, as well as in connection with any regulatory filings which MedicalCV may pursue.  LightWave’s technical support, consultation and assistance shall be provided primarily by Brucker.  If required during such period, Svenson also agrees to provide such assistance.  MedicalCV will pay all direct out-of-pocket expenses (other than salaries, fees or benefits) incurred by LightWave, as set forth in budgets approved in writing by MedicalCV.  Such expenses may include reasonable travel (economy class), food, ground transportation and lodging expenses, but shall not include any amounts attributable to LightWave’s normal recurring general and administrative expenses.

(b)                                 Following the execution of this Agreement and for a period of three (3) years following the Closing Date, LightWave will cause Brucker and Svenson to provide reasonable consultation and assistance to MedicalCV and its agents in connection with the evaluation and preparation of patent applications for inventions disclosed in or arising out of the Intellectual Property and evaluation and preparation of responses to patent office communications relating to the same and, to the extent LightWave employees shall be deemed to have inventorship or ownership in any inventions disclosed or claimed in such patent applications, they shall execute and deliver such documents and instruments as shall be necessary or desirable, in the opinion of MedicalCV’s patent counsel, to effect the filing of such patent applications and the recordation of the appropriate inventorship and ownership.

9.2                                 LightWave Noncompetition.  LightWave, Brucker and Svenson acknowledge that as an inducement to MedicalCV to enter into this Agreement, that for a period of five (5) years after the Closing Date, LightWave and Brucker will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation or control of, or in any manner be connected with, any business that engages in the Restricted Business, anywhere in the world; provided, however, that LightWave, Brucker or Svenson may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national stock exchange or the Nasdaq stock market or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  LightWave, Brucker and Svenson agree that this covenant is reasonable with respect to its duration, geographical area and scope.  No activities engaged in at the request of MedicalCV or its Affiliates, successors or assigns shall be deemed to violate this covenant.

9.3                                 LightWave Nondisclosure.  During the term of this Agreement and for a period of five (5) years thereafter, LightWave shall maintain all Confidential Information relating to the Acquired Assets or received from MedicalCV in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carryout, the terms and conditions of this Agreement.  LightWave shall exercise all reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information by any director, officer, employee, consultant, subcontractor or agent of LightWave.

9.4                                 Improvements.  For a period of five (5) years after the Closing Date, any improvements or additional inventions relating to the Technology, or improvements to the Product, conceived or developed, in whole or in part, by LightWave, Brucker or Svenson shall be deemed an invention or improvement owned by MedicalCV and subject to transfer of Technology pursuant to this Agreement, and upon request of MedicalCV, LightWave, Brucker and Svenson agree to irrevocably assign in writing all rights in and to such inventions or improvements to MedicalCV.  LightWave, Brucker and Svenson agree to disclose to MedicalCV all such inventions and improvements relating to the Technology, and assign such inventions or improvements to MedicalCV; provided, however, LightWave and Brucker shall not be deemed to have made representations and warranties contained in Sections 3.5 and 3.6 with respect to such inventions or improvements.  At the end of the five year period following the Closing Date, Brucker and Svenson shall provide a written communication to MedicalCV summarizing any and all improvements or additional inventions relating to the Technology, or improvements to the Product, conceived or developed, in whole or in part, by LightWave, Brucker or Svenson.

9.5                                 MedicalCV Commercialization of Product.  MedicalCV agrees to use reasonable commercial efforts to commercialize the Technology within a period of three (3) years following the Closing Date.

(a)                                  If MedicalCV shall fail to commercialize the Product and effect a Commercial Sale of the Product in the United States or Europe within such three (3) year period, LightWave shall have the right, upon written request to MedicalCV, to obtain an exclusive worldwide license to the Technology with a right to manufacture, license, use and sell the Technology; provided, however, that MedicalCV may, upon receiving such written notice from LightWave, extend such three (3) year period for up to an additional twenty-four (24) months upon payment to LightWave of the additional sum of $125,000.

(b)                                 Notwithstanding the foregoing, if at any time after the Closing Date, MedicalCV determines to discontinue the development of the Technology or the marketing of the Product (directly or through licensees), it may do so without liability to LightWave and shall have no further obligation to pay amounts due LightWave under this Agreement, shall so notify LightWave and LightWave may, upon written request and subject to outstanding licenses of the Technology, obtain from MedicalCV a license to use the Intellectual Property or, at MedicalCV’s option, MedicalCV may assign its rights in the Intellectual Property to LightWave (subject to all license, for the Technology then in effect).  In such event, LightWave may retain all consideration which has been paid to it through the date of such termination.

(c)                                  If by reason of Net Sales levels, MedicalCV shall have failed for any year to pay, the Minimum Annual Earn-Out Payment, MedicalCV may, at its option, (1) elect to pay the difference between the Earn-Out payments made for such year and the Minimum Annual Earn-Out Payment for such year; or (2) grant to LightWave a nonexclusive right to the Technology, including a nonexclusive license to manufacture and sell products covered by any Patent owned by MedicalCV.  MedicalCV shall have no other obligation or liability to LightWave by reason of the failure of MedicalCV to achieve Minimum Annual Net Sales for any year or by reason of its failure to pay the Minimum Annual Earn-Out Payment based upon such level of sales.  The sole and exclusive remedy of LightWave in the event of such failure shall be to either receive a payment equal to the difference of the Earn-Out Payment actually made by MedicalCV and the Minimum Annual Earn-Out Payment for such year or, at MedicalCV’s election, to receive such nonexclusive rights to use the Technology and nonexclusive licenses to MedicalCV’s Patents.

(d)                                 MedicalCV shall have sole discretion as to the methods, time schedule, personnel, resources, marketing decisions and strategies utilized in developing and commercializing the Technology, and shall have sole discretion to determine to cease efforts to commercialize the Technology and to cease marketing the Product, all without any liability to LightWave as a result of the exercise of such discretion.  MedicalCV shall have sole discretion as to pursuit and implementation of a patent strategy, including, but not limited to, the filing of patent applications, continuations and continuations-in part, the countries in which patent protection will be sought, and the maintenance or abandonment of patents.

9.6                                 Litigation Support.  LightWave, Brucker and Svenson agree that during the later of (a) term of the Earn-Out, or (b) the life of any Patent, they will, in any action to enforce a Patent or defend any claim or suit against MedicalCV or its assignees or licensees alleging its infringement of rights of third parties, provide without charge reasonable cooperation and assistance to MedicalCV or its assignees or licensees therein, including in-person and telephonic consultation with legal counsel prosecuting or defending such claims or suits and the giving of testimony in any deposition or proceeding.  Such cooperation and assistance shall be requested in a manner to reasonably minimize the interruption of the employment and professional duties of Brucker and Svenson.  MedicalCV shall reimburse LightWave, Brucker and Svenson for out-of-pocket expenses incurred by them in providing such services, including expenses for travel (economy class), food, ground transportation and lodging.

SECTION 10.

ADMINISTRATIVE AND MISCELLANEOUS PROVISIONS

10.1                           Administrative.  The following administrative provisions shall apply to this Agreement:

(a)                                  Construction.  For purposes of construction, (1) the recitals set forth above constitute a part of this Agreement, (2) captions and Section headings used herein are for convenience only and are not a part of this Agreement, and shall not be used in construing it, (3) references herein to a Section shall apply to the Sections of this Agreement, (4) all Exhibits and Schedules attached and Disclosure Schedules are incorporated into this Agreement by reference, (5) all references to “person” herein shall include any individual, partnership, corporation, trust, organization or other entity, unless the context requires otherwise, (6) the terms “hereof,” “herein,” “hereto,” and “hereunder” shall refer to this Agreement, (7) all references in this Agreement to one gender shall include all genders; any reference to the singular shall include the plural, where appropriate, and vice-versa, and (9) for ease and consistency in reference, the neuter gender is primarily used throughout this Agreement.

(b)                                 Entire Agreement.  This Agreement and all of the Transaction Documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof and thereof (including, without limitation, the letter of intent between MedicalCV and LightWave dated April 22, 2003).

(c)                                  Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other party; provided, however, that following the Closing, MedicalCV may assign its rights hereunder without the consent of LightWave to an Affiliate or a successor-in-interest of MedicalCV (whether by merger, sale of assets or otherwise); provided, however, that MedicalCV shall remain liable for its obligations under the Note and this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(d)                                 Nature of Statements.  All statements contained in this Agreement or any Exhibit or Disclosure Schedule hereto shall be deemed representations and warranties of the party executing or delivering the same.

(e)                                  Survival of Representations and Warranties.  The representations and warranties of each party shall survive this Agreement and shall not be merged into any assignment, transfer instrument or other document.

(f)                                    Expenses.  Except as otherwise specifically stated herein, the parties shall each pay their own expenses in connection with the negotiation, preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

(g)                                 Notices.  Any notice, demand, request, waiver or other communication under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered to the address of the party specified below (including delivery by courier), or (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given to the address specified below, by first class mail, certified or registered, return receipt requested, postage prepaid, or (iii) on the date of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission:

If to MedicalCV: Attention: Chief Executive Office 9725 South Robert Trail Inver Grove Heights, MN 55077	With copy to: Avron L. Gordon, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, MN 55402
Facsimile: (651) 234-6669	Facsimile:	612-977-8650
Telephone: (651) 234-6698	Telephone:	612-977-8455

If to LightWave: Attention: Gregory Brucker LightWave Ablation Systems, Inc. 142 Stutts Road Mooresville, North Carolina 28117

Any party may from time to time change its address or facsimile number for the purpose of notices to that party by a similar notice specifying a new address or facsimile number, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(h)                                 Mutual Preparation.  Each party acknowledges that it has had the opportunity to participate in the preparation and negotiation of this Agreement, and that, therefore, in the event of any ambiguity or controversy with respect to the meaning of any term or provision contained in this Agreement, no presumption or inference will be drawn against either party’s interpretation of this Agreement by reason of such party’s or its counsel’s participation in the preparation of this Agreement.

(i)                                     Governing Law; Jurisdiction.  This Agreement shall be interpreted under and governed by the internal laws of the State of Minnesota, without regard to applicable conflicts of law provisions of any jurisdiction, and any and all proceedings pertaining to, arising under or in connection with this Agreement shall be conducted in the state or federal courts or before, an arbitrator, located within the State of Minnesota, and each party hereto hereby irrevocably consents to the venue and personal jurisdiction of such courts and of the/any arbitrator, as applicable, and further irrevocably consents to service of process for such purpose either within or outside the State of Minnesota.

10.2                           Miscellaneous Provisions.  The following other miscellaneous rules and provisions shall apply to the interpretation and enforcement of the parties’ obligations under this Agreement: (i) each party hereto shall execute and deliver such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement; (ii) this Agreement may be amended, modified, or terminated only with the written consent of all parties hereto; (iii) this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, (iv) no waiver of a breach of any provision of this Agreement shall be binding unless in writing and signed by the parties hereto, and any such waiver shall not be construed to be a waiver of any subsequent breach of the same or any other provision of this Agreement; (v) each party acknowledges that breach by it of the provisions of this Agreement will cause the other party irreparable harm that is not fully remedied by monetary damages and, accordingly, each party agrees (1) that the other party shall, in addition to any relief afforded by law, be entitled to injunctive relief, (2) that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies, and (3) that all rights and remedies of any party shall be cumulative and may be exercised singularly or concurrently, at such party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other; (vi) any term of this Agreement that is illegal or unenforceable at law or in equity shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall be fully enforceable; and (vii) this Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

10.3                           Breach; Termination; Resolution of Disputes.  In the event of a breach of any warranty, covenant, or other provision of this Agreement, the following notice and cure procedures shall apply:

(a)                                  The Party not in breach (“Nonbreaching Party”) shall give the Party in breach (the “Breaching Party”) notice describing the breach and specifying a reasonable period (which shall not be less than twenty (20) days) within which the Breaching Party must substantially commence to cure the breach.

(b)                                 Both MedicalCV and LightWave wish to avoid disputes relating to or arising out of this Agreement.  In the event of any dispute or perceived problem, each party hereto pledges itself to give notice to the other party and to first seek an amicable resolution without resorting to arbitration.  A Breaching Party shall immediately commence to cure the breach.  A Breaching Party shall meet with the Nonbreaching Party to attempt to resolve any claims for damages by the Nonbreaching Party as a result of the breach.

(c)                                  Failing such amicable resolution or cure of a breach, all disputes arising out of or relating to this Agreement (including any question of fraud or questions concerning the validity or enforceability of this Agreement or any of the rights herein conveyed) shall, unless earlier resolved according to Section 10.3(b) hereof, be settled by arbitration to be held at a suitable location specified by the party initiating the claim.  Such arbitration shall be conducted in accordance with the then-existing Rules of the American Arbitration Association and, if applicable, the Patent Arbitration Rules thereof (collectively the “Rules”).  If the matter in dispute involves a monetary amount of less than $200,000, the dispute shall be decided by a single arbitrator.  All other disputes hereunder shall be decided by three (3) arbitrators, unless the Parties agree otherwise.  Arbitrators shall be selected in the manner prescribed by the Rules.  If the dispute relates to the INTELLECTUAL PROPERTY rights, at least one (1) of such arbitrator shall be an attorney practicing in the field of intellectual property law.

(d)                                 In no event will the arbitrator(s) have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.  Judgment on the arbitration award in accordance with this Agreement may be entered in any state or federal court of competent jurisdiction.

(e)                                  It is the intention of the Parties that the arbitration be speedily concluded with the hearing to take place and the awards to be made within ninety (90) days of the filing of any demand for arbitration.  Specific performance and injunctive relief may be ordered by the award.  Costs and attorney fees shall be paid as the arbitrator’s award shall specify.  As the sole exception to arbitration, a Party shall have the right to obtain injunctive relief only from any court having jurisdiction so as to avoid irreparable harm or to preserve such Party’s rights for resolution in any pending or imminent arbitration proceedings, and the injunction may be modified or vacated as a result of the arbitration award.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

BUYER:

MedicalCV, Inc.

By:	/s/ Blair P. Mowery
Blair P. Mowery, President

SELLER:

LightWave Ablation Systems, Inc.

By:	/s/ Gregory Brucker
Gregory Brucker, President

GREGORY BRUCKER (as to Sections 1.13, 9.2, 9.4 and 9.6)

/s/ Gregory Brucker
Gregory Brucker

ROBERT SVENSON M.D. (as to Sections 1.13, 9.2, 9.4 and 9.6)

/s/ Robert Svenson M.D.
Robert Svenson M.D.

Schedule 3.7

LightWave has entered into confidentiality and/or non-use of information agreements with three parties concerning possible future business relationships.  Such Agreements do not conflict with, or impair LightWave’s obligations under, the Technology Purchase Agreement.